EXHIBIT 21





Subsidiaries

The Significant subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the states or countries in which each was organized, were as follows as of January 2, 1999.




        Names                       Place of Organization
       -------                      ---------------------

Consolidated Subsidiaries:



Sears Canada Inc.                      Canada

   Sears Acceptance Company Inc.       Canada

Sears Logistics Services, Inc.         Delaware

Sears National Bank                    United States

SRFG, Inc.                             Delaware

Sears Roebuck Acceptance Corp.         Delaware

91 other companies                     Various




The Company owns 20% to 50% of the outstanding voting securities of 35 companies which are accounted for on an equity method.

The Company has investments in a number of other corporations representing substantial percentages (but not more than 20 percent) of their outstanding capital stock. The Company disclaims control of any such companies.